EXHIBIT 23.2




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         Consent of Independent Registered Certified Public Accountants



July 30, 2007

Tongi Healthcare Group, Inc.
No.5 Beiji Road
Nanning, China


         We consent to the inclusion in Amendment No. 4 to the Registration Statement on Form SB-2 of Tongji Healthcare Group, Inc., a Nevada corporation, of our report dated February 5, 2007 relating to the financial statements of the Company for the years ended December 31, 2006 and 2005, our report dated May 2, 2007 relating to the financial statements of the Company for the three months ended March 31, 2007 and 2006, and the reference to us as experts in the prospectus.


Very truly yours


/s/ Michael Pollack

Michael Pollack CPA
Cherry Hill, New Jersey